Exhibit 28(m)(xi)
FUNDVANTAGE TRUST
Formula Investing Funds
Distribution Plan Pursuant to Rule 12b-1
          This Distribution Plan (the “Plan”) has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended, (the “1940 Act”) by FundVantage Trust (the “Trust”) for the classes of shares (“12b-1 Shares”) of the series of the Trust listed on Schedule A attached hereto, as it may be amended from time to time (the “Funds”). The Plan was approved by a majority of the Trust’s Board of Trustees (the “Board”), including a majority of the Trustees who are not “interested persons” of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of the Plan (the “Independent Trustees”), by votes cast in person at a meeting called for the purpose of voting on the Plan.
          In reviewing the Plan, the Board considered the proposed schedule and nature of payments under the Plan and the Underwriting Agreement entered into between the Trust and BNY Mellon Distributors Inc., the principal underwriter of the Trust, (it and any subsequent principal underwriter of 12b-1 Shares of the Funds are each referred to as a “Underwriter”). The Board concluded that the proposed compensation of the Underwriter under the Plan for promotion and distribution of 12b-1 Shares of Funds is fair and not excessive. Accordingly, the Board determined that the Plan should provide for such compensation and that adoption of the Plan would be prudent and in the best interests of each Fund and the shareholders of each Fund’s 12b-1 Shares. Such approval included a determination that in the exercise of reasonable business judgment of the Board and in light of the fiduciary duties of the Board, there is a reasonable likelihood that the Plan will benefit the Trust, each of the Funds and the shareholders of each Fund’s 12b-1 Shares.
          The provisions of the Plan are:
          1. The Trust shall pay, on behalf of each Fund, to the Underwriter an annual fee in the amount set forth on Schedule A of the average daily net assets of the Trust attributable to a Fund’s 12b-1 Shares (or such lesser amount as may be established from time to time by a majority of the Board, including a majority of the Independent Trustees) for advertising, marketing and distributing the Fund’s 12b-1 Shares. Such fee shall be payable from the assets attributable to a Fund’s 12b-1 Shares and shall be paid in monthly installments promptly after the last day of each calendar month.
          2. The Underwriter agrees to provide services and contract for services which results in Underwriter incurring distribution expenses with respect to each Funds’ 12b-1 Shares. For purposes of the Plan, “Distribution Expenses” mean expenses incurred for distribution activities encompassed by Rule 12b-1 under the 1940 Act, which may include public relations services, telephone services, sales presentations, media charges, preparation, printing and mailing of advertising and sales literature, data processing necessary to support a distribution effort, printing and mailing prospectuses and reports used for sales purposes, as well as any sales commissions or service fees paid to broker-dealers or other financial institutions who have executed sales or service agreements with the Trust or the Underwriter, which forms of agreements have been approved by a majority of the Board, including a majority of the Independent Trustees and who sell or provide support services in connection with the distribution of a Fund’s 12b-1 Shares.
          3. Nothing in the Plan shall operate or be construed to limit the extent to which each Fund’s investment manager (the “Manager”) or any other person, other than the Trust, may incur costs and bear expenses associated with the distribution of the Fund’s 12b-1 Shares.
          4. From time to time, the Manager may make payments to third parties out of its management fee, not to exceed the amount of that fee, including payments of fees for shareholder servicing and transfer agency functions. If such payments are deemed to be indirect financing of an activity primarily intended to result in the sale of a Fund’s 12b-1 Shares within the context of Rule 12b-1 under the 1940 Act, such payments shall be deemed to be authorized by the Plan.
          5. The persons authorized to make payments on behalf of the Trust pursuant to the Plan and the Underwriter shall collect and monitor the documentation of payments made to the Underwriter pursuant to paragraph 1 of the Plan and the Distribution Expenses incurred by the Underwriter pursuant to paragraph 2 of the Plan. On a quarterly basis, such persons shall furnish to the Board for its review a written report of such payments and expenses for the previous fiscal quarter, and they shall furnish the Board with such other information as the Board may reasonably request in connection with the payments made under the Plan in order to enable the Board to make an informed determination of whether the Plan should be continued.
          6. The Plan shall continue in effect for a period of more than one year only so long as such continuation is specifically approved at least annually by a majority of the Board, including a majority of the Independent Trustees, by votes cast in person at a meeting called for the purpose of voting on the Plan.
          7. The Plan and each agreement entered into pursuant to the Plan may be terminated at any time, without penalty, by vote of a majority of the outstanding shares of a Fund’s 12b-1 Shares, or by vote of a majority of the Independent Trustees, on not more than sixty (60) days’ written notice.
          8. The Plan and each agreement entered into pursuant to the Plan may not be amended to increase materially the amount to be spent by the Trust pursuant to paragraph 1 of the Plan without approval by a majority of the outstanding shares of each affected class of a Fund’s 12b-1 Shares.
          9. All material amendments to the Plan or to any agreement entered into pursuant to the Plan shall be approved by a majority of the Board, including a majority of the Independent Trustees, by votes cast in person at a meeting called for the purpose of voting on any such amendment.
          10. So long as the Plan is in effect, the selection and nomination of the Independent Trustees shall be committed to the discretion of such Independent Trustees.

FUNDVANTAGE TRUST
Schedule A to the Distribution Plan for
Formula Investing Funds 12b-1 Shares of FundVantage Trust
September 24, 2010

FUNDVANTAGE

Portfolio/Share Class	Maximum Rule 12b-1 Fee
Formula Investing U.S. Value 1000 Fund
A Shares	0.25%
C Shares	1.00% (0.25% service fee and 0.75% distribution fee)

Formula Investing U.S. Value Select Fund
A Shares	0.25%
C Shares	1.00% (0.25% service fee and 0.75% distribution fee)

Formula Investing Global Value 500 Fund
A Shares	0.25%
C Shares	1.00% (0.25% service fee and 0.75% distribution fee)

Formula Investing Global Value Select Fund
A Shares	0.25%
C Shares	1.00% (0.25% service fee and 0.75% distribution fee)

Formula Investing International Value 400 Fund
A Shares	0.25%
C Shares	1.00% (0.25% service fee and 0.75% distribution fee)

Formula Investing International Value Select Fund
A Shares	0.25%
C Shares	1.00% (0.25% service fee and 0.75% distribution fee)